Exhibit 4.8

TRADEMARKS ASSIGNMENT AND TRANSFER AGREEMENT

Dated February 28, 2011

Summary of the Portuguese language original filed herewith

PARTIES	Fibria Celulose S.A. (“Fibria”) and Suzano Papel e Celulose S.A. (“Suzano”).

PURPOSE	Transfer to Suzano of all trademark registrations and trademark registration applications held by Fibria regarding the KSR business.

PRICE	Included in the overall price of the sale of the KSR business to Suzano.

FIBRIA’S MAIN OBLIGATIONS

1. Fibria shall irrevocably and irreversible give full release for the transfer of the Trademarks to Suzano, allowing Suzano to freely dispose of the Trademarks and take benefit of any right regarding its property.

2. Fibria shall cooperate with Suzano in the event the Brazilian Trademark and Patent Office - INPI requests any other documents to formalize the transfer.

SUZANO’S MAIN OBLIGATIONS

1. For 2 years as of the Closing Date, Suzano shall not sell nor in any way dispose of the Trademarks, under penalty of R$ 2,000,000 (two million reais) payable to Fibria, plus losses and damages. The penalty is not applicable if the sale or disposal is a result of any decision of the Brazilian authorities.

2. Suzano shall, on its own expenses, request the registry of the assignment and transfer of the Trademarks before the INPI.

APPLICABLE LAW	Brazilian Law.

JURISDICTION	São Paulo, State of São Paulo, Brazil.

REMARKS	This assignment agreement is subject to all the provisions of the Establishment Purchase Agreement.

Contrato de Cessão e Transferência de Marcas

Pelo presente instrumento, de um lado:

1.                   FIBRIA CELULOSE S.A. (nova denominação da Votorantim Celulose e Papel S.A.), com sede em São Paulo, Estado de São Paulo, na Alameda Santos, 1357, 6º andar, Cerqueira César, CEP 01419-001, inscrita no Cadastro Nacional de Pessoa Jurídica do Ministério da Fazenda (“CNPJ/MF”) sob o nº 60.643.228/0001-21, neste ato representada na forma de seu Estatuto Social (doravante designada simplesmente “CEDENTE”),de outro lado:

2.                   SUZANO PAPEL E CELULOSE S.A., com sede em Salvador, Estado da Bahia, na Av. Professor Magalhães Neto, 1752, 2º andar, Salas 206, 207 e 208, Pituba, CEP 41810-012, inscrita no CNPJ/MF sob o nº 16.404.287/0001-55, neste ato representada na forma de seu Estatuto Social (doravante designada “CESSIONÁRIA”, sendo a CEDENTE e CESSIONÁRIA, conjuntamente designadas como “Partes” e individualmente como “Parte”);

RESOLVEM as Partes celebrar o presente Contrato de Cessão e Transferência de Marcas (“Contrato”), o que fazem mediante as seguintes cláusulas e condições que mutuamente outorgam e aceitam.

1.                                      A CEDENTE, pelo presente, cede e transfere à CESSIONÁRIA, em caráter irrevogável e irretratável, todos os direitos, títulos e interesses que a CEDENTE possui sobre os pedidos de registro e registros de marcas depositados e concedidos pelo Instituto Nacional da Propriedade Industrial (“INPI”), conforme descrição constante do Anexo I ao presente (“Marcas”), o qual, rubricado pelas Partes, passa a fazer parte integrante deste Contrato.

2.                                      Em vista da cessão e transferência ora pactuada, a CEDENTE obriga-se a cessar, nesta data, o uso das Marcas.

3.                                      A CEDENTE declara haver recebido da CESSIONÀRIA, nesta data, a contraprestação à cessão dos direitos previstos neste Contrato, pelo que a CEDENTE dá à CESSIONÁRIA a mais ampla, geral, irrevogável e irretratável quitação, para nada mais reclamar a esse título.

4.                                      Caso o INPI venha a fazer exigência ou solicitar a assinatura de outro termo de cessão específico para formalizar a anotação ou averbação da cessão e transferência das Marcas, a CEDENTE compromete-se a cooperar com a CESSIONÁRIA para o cumprimento de referidas exigências, bem como a assinar os documentos necessários para a consecução deste fim, até que a anotação da cessão das Marcas seja publicada e desde que tal cooperação não acarrete qualquer custo ou despesa para a CEDENTE.

5.                                      A CEDENTE expressamente declara que cede e transfere as Marcas objeto do presente Contrato com todos os direitos a elas inerentes, podendo a CESSIONÁRIA exercer toda e qualquer exploração das Marcas. Exceto pelo disposto na cláusula 5.1, a CESSIONÁRIA está livre e desimpedida para gozar, usar e fruir de todo e qualquer direito inerente à propriedade e posse das Marcas.

5.1.                            Durante um prazo de 2 (dois) anos a contar desta data, a CESSIONÁRIA se compromete a não alienar as Marcas para quaisquer terceiros, sob pena de ter que pagar à CEDENTE uma multa não compensatória, acrescida de perdas e danos, de R$2.000.000,00 (dois milhões de reais). A presente restrição não será aplicável caso a alienação seja decorrente de decisão das autoridades concorrenciais brasileiras.

6.                                      A CEDENTE, desde já, autoriza a CESSIONÁRIA a promover o pedido de anotação da presente cessão e transferência das Marcas para o seu nome perante o INPI, podendo a CESSIONÁRIA constituir procurador para esse fim, bem como atuar no pólo ativo dos eventuais processos administrativos existentes, de forma ampla e sem restrições.

7.                                      Aplicam-se a este instrumento as disposições do Contrato de Compra e Venda de Estabelecimentos e Outras Avenças, celebrado pelas Partes nesta data, inclusive a sua Cláusula 10.

8.                                      A presente cessão e transferência obriga as Partes e sucessores, a qualquer título.

9.                                      As Partes elegem o foro da Capital do Estado de São Paulo como o competente para resolver quaisquer dúvidas ou controvérsias decorrentes deste Instrumento.

E, por estarem assim justas e contratadas, as Partes firmam o presente Instrumento em 2 (duas) vias de igual teor e para um só efeito, na presença das 2 (duas) testemunhas abaixo qualificadas.

		São Paulo, 28 de fevereiro de 2011.

		FIBRIA CELULOSE S.A.
		Por:
		Cargo:

		FIBRIA CELULOSE S.A.
		Por:
		Cargo:

		SUZANO PAPEL E CELULOSE S.A.
		Por:
		Cargo:

		SUZANO PAPEL E CELULOSE S.A.
		Por:
		Cargo:

TESTEMUNHAS:

1.		2.
	Nome:	Nome:
	CPF/MF:	CPF/MF:

2

ANEXO 1

Marcas no Brasil

Marca	Processo nº	Forma de Apresentação	Classe	Data de Depósito
K.S.R.	007165048	Nominativa	09/45	14/05/1979
K.S.R.	007165056	Nominativa	07/10.60.65	14/05/1979
KSR	825489970	Mista	NCL (8) 16	10/06/2003
KSR	825524695	Mista	NCL (8) 35	10/06/2003
KSR	006282679	Nominativa	16/10.20	21/05/1974
KSR	816078890	Nominativa	36/70	06/05/1991
KSR CARD	823173364	Mista	NCL (7) 16	16/04/2001
KSR CARD	823173356	Mista	NCL (7) 42	16/04/2001
KSR DISTRIBUIDORA	819050415	Mista	16/10.20.30	15/02/1996
KSR V ONLINE	822955318	Mista	NCL (7) 35	22/01/2001
KSR V ONLINE	822955334	Mista	NCL (7) 16	22/01/2001
V KSR DISTRIBUIDORA	822457539	Mista	NCL (7) 39	24/07/2000
V KSR DISTRIBUIDORA	822457547	Mista	NCL (7) 39	24/07/2000
PROGRAMA LEAL PROGRAMA DE RELACIONAMENTO COM O CLIENTE KSR	829021086	Mista	NCL (9) 35	28/03/2007
PROGRAMA LEAL PROGRAMA DE RELACIONAMENTO COM O CLIENTE KSR	829021094	Mista	NCL (9) 16	28/03/2007